Exhibit 3.1

Amendment No. 1 to Company Operating Agreement

Dated as of May 16, 2025

This Amendment No. 1 (this “Amendment”) to the Company Operating Agreement of Evolution Metals LLC (the “Company”), by and between William David Wilcox Jr., as the manager of Evolution Metals LLC (the “Manager”), and William David Wilcox Jr., as the sole unitholder and a Member of the Company immediately prior to the Amendment Date, as defined below, (the “Member”) and is made and entered into as of the date first set forth above (the “Amendment Date”).

WHEREAS, the Manager and the Member entered into the Company Operating Agreement on February 12, 2024 (the “Operating Agreement”);

WHEREAS, concurrently herewith, the Member assigned all of his Units to the undersigned; and

WHEREAS, the Parties now desire to amend the Operating Agreement and, pursuant to the provisions of Section 11.4 of the Operating Agreement, the Operating Agreement may be amended by the Parties in writing.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Operating Agreement.

2.	Amendment. Pursuant to the provisions of Section 11.4 of the Operating Agreement, the Operating Agreement is hereby amended as follows:

(a)	The definition of “Majority in Interest” in Section 1.1 of the Operating Agreement is hereby amended and restated in its entirety to provide as follows:

“Majority in Interest” means, with respect to any referenced group of Members, combination of any of such Members who, in the aggregate, own more than fifty percent (50%) of the Interests entitled to vote that are owned by all of such referenced group of Members.

(b)	A new Section 6.11 is added as follows:

6.11 Preferred Units. The Company may issue preferred units (the “Preferred Units”) subject to approval by the Manager. Preferred Units may be convertible into Common Units or other securities, and may entitle the holder of such Preferred Units to coupon payments, in each case as set forth on the applicable Preferred Unit. The Preferred Units issued as of the date hereof are set forth on Schedule A hereto.

(c)	A new Section 6.12 is added as follows:

6.12  Non-Voting Units. The Company may issue non-voting units (the “Non-Voting Units”) subject to approval by the Manager. Notwithstanding any provision herein, the Non-Voting Units shall not have the right to vote on any matter otherwise subject to a vote of the unitholders or a subset thereof. The Non-Voting Units issued as of the date hereof are set forth on Schedule A hereto. Any Member may elect to convert its units into Non-Voting Units by providing a written indication of such election to the Company.

(d)	Schedule I of the Operating Agreement is hereby removed and replaced in its entirety by as attached hereto as Schedule I.

3.	Conversion of Units. The Member hereby consents for 900,000 Company Membership Interests, held by the Member prior to the date hereof, to be converted into Non-Voting Units.

4.	Transfer of Units. Notwithstanding anything herein or in the Operating Agreement to the contrary, the Member and any subsequent transferee thereof may transfer any Units owned by him or it to a trust or other entity if such transfer is made for the purpose of tax, financial or retirement planning.

5.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Operating Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Operating Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Operating Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Operating Agreement shall mean and be a reference to the Operating Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Operating Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

6.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

7.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

MANAGER:

By:	/s/ David Wilcox
Name:	David Wilcox

[Signature Page to Amendment No. 1 to Operating Agreement]

MEMBER:

/s/ David Wilcox
Name:	David Wilcox

[Signature Page to Amendment No. 1 to Operating Agreement]

COMPANY:

/s/ David Wilcox
Name:	David Wilcox
Title:	Manager

[Signature Page to Amendment No. 1 to Operating Agreement]

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